Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430
AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS ANNOUNCES PLAN TO SEPARATE ITS LIGHTING AND SPECIALTY PRODUCTS BUSINESSES

ATLANTA, July 23, 2007 – Acuity Brands, Inc. (NYSE: AYI) today announced that the Company’s Board of Directors has unanimously authorized management to pursue a plan to separate its lighting and specialty products businesses by spinning off the business now known as Acuity Specialty Products Group, Inc. (“ASP”) into an independent publicly-traded company. The spin-off will be accomplished through a tax-free distribution to Acuity Brands shareholders in the fall of 2007.

The new independent company (“Spinco”), to be formally named at a later date, will be a leading provider of cleaning and maintenance solutions in the commercial, industrial, institutional, and consumer markets and will have annual sales approaching $600 million. Acuity Brands will continue to own Acuity Brands Lighting, Inc. (“ABL”), one of the world’s leading providers of lighting fixtures with annual sales of approximately $2.0 billion.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, stated, “This planned spin-off will result in the creation of two businesses with leading positions in their respective markets. We believe this transaction will meaningfully enhance value for stockholders because it will enable our lighting business and our specialty products business to pursue their own distinct strategic initiatives and significant growth opportunities with a sharpened focus. For example, each company will be able to attract and allocate its own capital and to design equity-based compensation programs targeted to its own performance. We are excited

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about the opportunities available for each company to expand its market presence both through organic growth and through acquisitions. Each company will have its own near-term strategies that will take advantage of its position in the market place, its capital structure, and its unique capabilities and opportunities. As separate companies, ABL and ASP will be better positioned to demonstrate their full potential and the market will be better able to evaluate the performance of each business.”

Mr. Nagel continued, “We believe that this transaction will allow us to simplify our corporate structure at Acuity Brands, thus enabling us to achieve approximately $6 million in annual corporate cost savings on an aggregate basis as compared with total corporate expense in fiscal year 2006 of $33 million. Assuming both businesses had operated as standalone companies in 2006, we believe Spinco would have incurred approximately $12 million of corporate costs to operate as a standalone public company which includes about $3 million for stock-based incentive compensation expense. We believe Acuity Brands would have incurred the remaining $15 million in corporate costs, including approximately $11 million for stock-based incentive compensation expense. While we expect that the aggregate annual dividend paid by the two companies after the spin-off will be the same as the dividend currently paid by Acuity Brands, our investors will now have two distinct investment opportunities.”

Management

Acuity Brands also announced that in anticipation of the spin-off transaction, John K. Morgan has succeeded William A. Holl as President and Chief Executive Officer of ASP. Mr. Morgan, who most recently served as President and Chief Executive Officer of ABL and at one time served as Chief Operating Officer of Acuity Brands, will serve as Chairman, President, and Chief Executive Officer of Spinco. Mr. Holl will continue with ASP and Spinco as Executive Vice President and Chief Commercial Officer. Vernon J.

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Nagel has been named President and Chief Executive Officer of ABL, effective immediately, in addition to his position as Chairman, President, and Chief Executive Officer of Acuity Brands.

“We are fortunate to have an accomplished and experienced executive such as John Morgan ready to run ASP’s business as a separate public company,” continued Mr. Nagel. “In John’s 30 years with Acuity Brands and its predecessors and affiliates, he has demonstrated the ability to develop and execute strategy to achieve results. Personally, I look forward to leading the lighting business and working more directly with the outstanding team he assembled at ABL.”

Mr. Nagel concluded, “We are grateful for the fine job that Bill Holl performed as President and Chief Executive Officer at ASP over the past year. He stepped in as an active field general, moved aggressively to address a number of organizational issues, and strengthened the business by making numerous operational and cultural changes that have positioned the company for greater future success. In his on-going role with the business, he will continue to help lead the organization in expanding its market presence.”

Spinco

Upon completion of the spin, Acuity Brands shareholders are expected to receive one share of Spinco for every two shares held in Acuity Brands, Inc. Spinco will have approximately 22 million shares outstanding, is expected to pay an annual dividend of approximately $0.16 per share, and is expected to have debt, net of cash, of approximately $70 million. Spinco will assume approximately $7.5 million of Acuity Brands’ outstanding debt with an additional planned debt of $67.5 million financed through a combination of a receivables securitization program and bank debt. The tax rate of Spinco is expected to approximate 37 percent.

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Spinco will be headquartered in Atlanta and is expected to be listed on the NASDAQ® stock exchange. Spinco will have well-established brand names, including Zep®, Zep Commercial®, Enforcer®, and Selig™, and will have approximately 3,000 employees located in the United States, Canada, and Europe.

In addition to John Morgan and Bill Holl, Spinco’s management team will include Mark R. Bachmann as Executive Vice President and Chief Financial Officer. Mr. Bachmann has, for over 10 years, served in various capacities at ASP and its affiliates. In addition to Mr. Morgan, directors of Spinco will include Earnest W. Deavenport, Jr., the former Chairman and Chief Executive Officer of Eastman Chemical Company, who currently serves on the Board of Acuity Brands, and Kenyon W. Murphy, who now serves as the Executive Vice President, Chief Administrative Officer, and General Counsel of Acuity Brands. Other directors will be named later.

John K. Morgan commented, “I am excited about joining the specialty products business and the opportunities ahead to profitably grow the business as an independent company delivering superior performance for our customers, employees, and shareholders. We have a very solid foundation to build on including a portfolio of strong brands and products, superior customer service, a dedicated workforce, and a sound balance sheet.”

Acuity Brands

Acuity Brands will remain based in Atlanta and listed on the New York Stock Exchange under the ticker symbol “AYI”. Acuity Brands will continue to have approximately 44 million shares outstanding and is expected to pay an annual dividend of approximately

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$0.52 per share. The proceeds from Spinco’s incremental debt financing of $67.5 million are currently expected to go towards paying transaction costs related to the spin and reducing Acuity Brands’ net debt at the time of the spin. The tax rate of Acuity Brands is expected to approximate 35 percent following the spin.

Acuity Brands and ABL will have approximately 7,000 employees located primarily in North America. ABL’s brands will include Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, and Mark Architectural Lighting®.

In addition to Vernon J. Nagel, the management of Acuity Brands will continue to include Richard K. Reece, serving as Executive Vice President and Chief Financial Officer. The entire Board of Directors of Acuity Brands will continue, except for Mr. Deavenport.

Transaction Details

Consummation of the spin-off transaction is subject to several conditions, including receipt of confirmation of the tax-free treatment of the spin-off, receipt of certain regulatory approvals, and the filing with the Securities and Exchange Commission (SEC) and the effectiveness of a registration statement on Form 10. The registration statement on Form 10 is expected to be filed next week. Approval of the transaction by shareholders of Acuity Brands is not required.

In connection with the spin-off, Acuity Brands plans to effect internal corporate reorganization transactions. Any such reorganization transactions are expected to be tax-free to stockholders and would not require stockholder approval.

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The Company anticipates incurring approximately $7 million of transaction costs, which includes the $1.3 million expensed in the Company’s previously reported results for the third quarter of fiscal year 2007, in order to effect the spin-off of the specialty products business. In addition, the Company expects to incur a restructuring charge as a result of simplifying the corporate structure, primarily to vacate the corporate facilities and for the reduction of certain positions. The amount of the charge is not determinable at this time, however, the Company does not currently expect the amount to be material.

Wachovia Securities is serving as financial advisor to Acuity Brands, Inc. in this transaction.

Conference Call

Acuity Brands will hold a conference call tomorrow morning at 8:30 a.m. ET to discuss this announcement. Interested parties may listen to this call live or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2006 net sales of approximately $2.4 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, and Mark Architectural Lighting®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial®, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.

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Forward-Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “will”, “expects,” “believes,” “intends,” “anticipates” and similar terms that relate to future events, performance, or results of the company, including, without limitation, all statements regarding the execution, timing, costs, tax-free nature, consequences, effects, or impact of the spin-off of the specialty products business of Acuity Brands; the businesses, revenues, capital structures, dividends, tax rates, stock exchange listings, locations, employees, management, and boards of directors of the two public companies resulting from the spin-off and the related corporate reorganization transactions and the tax-free nature of such transactions. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations or outcomes to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, underlying assumptions or expectations related to the spin-off transaction proving to be inaccurate or unrealized; the timing of any review of the company’s registration statement on Form 10 by the SEC; customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the company’s operations, tax rate, markets, products, services, and prices, among others. Additional factors related to these and other expectations regarding the proposed spin-off will be discussed in the Form 10. Please also see the risk factors described in the company’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended August 31, 2006, which are specifically incorporated by reference into this release.

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